Amended and Restated Purchase and License Agreement

by and among

Green Mountain Coffee Roasters, Inc.

Keurig, Incorporated and Caribou Coffee Company, Inc.

This Amended and Restated Purchase and License Agreement (this “Agreement”) is made as of the 20th day of December, 2011 to be effective as of the 1st day of January, 2012 (the “Effective Date”) by and among Green Mountain Coffee Roasters, Inc., a Delaware corporation with it principal executive offices located at 33 Coffee Lane, Waterbury, Vermont 05676 (“GMCR”), Keurig, Incorporated, a Delaware corporation with its principal executive offices located at 55 Walkers Brook Drive, Reading, Massachusetts 01867 (“Keurig”), and Caribou Coffee Company, Inc., a Minnesota corporation with its principal executive offices located at 3900 Lakebreeze Avenue North, Minneapolis, Minnesota 55429 (“Caribou”).

RECITALS

Keurig has designed, developed and patented a single-cup portion-pack hot beverage brewing system which consists primarily of using a Keurig Brewer (as defined below) in combination with a Keurig Portion Pack (as defined below).

GMCR and Keurig are interested in expanding the variety of premium branded coffee and other hot beverage products available to users of Keurig Brewers.

Caribou is recognized as a leading gourmet coffee company and is interested in expanding the distribution of Caribou branded coffee and other hot beverage products.

Keurig and Caribou have previously established an arrangement pursuant to which Caribou branded coffee and other hot beverage products can be packaged and sold in Keurig Portion Packs for use in Keurig Brewers and Caribou can purchase for resale to consumers Keurig Brewers and Caribou branded Keurig Portion Packs pursuant to a Purchase and License Agreement by and between Keurig and Caribou dated December 1, 2006 (the “Original Agreement”). The Parties now wish to amend and restate the Original Agreement in its entirety to reflect certain mutually agreed to changes to the terms thereof.

Now, for good consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions.

1.1	Acceptable Keurig Portion Packs to Standard: Caribou Portion Packs that meet the manufacturing and quality standards set forth in Section 8 of this Agreement.

**	Certain information in the publicly filed version of this document has been redacted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. The redacted material has been filed separately with the Commission.

1.2	Ancillary Products: Those products, other than Keurig Brewers and Keurig Portion Packs, offered for sale by Keurig from to time to time as part of its standard retail products menu offered to Persons focused on selling products to end use consumers for At Home use.

1.3	At Home or AH: The residence of a consumer,

1.4	Agreement: This Agreement together with all attached exhibits and schedules.

1.5	Caribou Coffee: Coffee purchased by or for Caribou and blended to Caribou specifications by or at the direction or request of Caribou.

1.6	Caribou Portion Pack: A Keurig Portion Pack that contains Caribou Coffee, Caribou Tea or Caribou Other Hot Beverage Product prepared and packaged by or for GMCR or an affiliate thereof and labeled “Caribou Coffee” or such other brand name as permitted by this Agreement.

1.7	Caribou Marks: The trade names, service marks, trademarks, and logos now or in the future owned by or licensed to Caribou which are authorized by Caribou for use in connection with Keurig Portion Packs and listed on Exhibit A attached hereto.

1.8	Caribou Other Hot Beverage Product: Any Other Hot Beverage Product produced, purchased or blended to Caribou specifications by or at the direction or request of Caribou.

1.9	Caribou Tea: Any Tea purchased by or for Caribou and blended to Caribou specifications by or at the direction or request of Caribou.

1.10	Fiscal Year: The 52 or 53 weeks ending on the last Saturday in September. Within each Fiscal Year, the term “Fiscal Period” shall mean each of the four or five week periods used by GMCR in its internal reporting to approximate monthly periods within such Fiscal Year.

1.11	Keurig Authorized Distributor or KAD: A Person that has an effective distribution agreement with Keurig that specifies a geographical territory and channels of distribution for the purchase by such Person of non-bulk quantities of Keurig Brewers from Keurig and Keurig Portion Packs from Licensed Roasters, KARDs, or Keurig for resale. Persons whose distribution agreements with Keurig have been terminated are not considered KADs, even if Keurig allows them to continue to purchase repair parts and Keurig Portion Packs to service their installed base of Keurig Brewers under their terminated agreement. For avoidance of doubt, no Person providing order fulfillment services for Keurig shall be deemed to be a KAD, regardless of whether title to Keurig Products or Keurig Portion Packs passes to such Person prior to ultimate shipment to a Keurig customer.

1.12	Keurig AH Brewer: Any Keurig Brewer that is (1) designed for At Home use, (2) if sought by Keurig, approved for household use only by an independent testing service, and (3) listed on Schedule 1.12 attached hereto, as such Schedule may be amended from time to time by Keurig in its sole discretion.

1.13	Keurig Authorized Re-Distributor or KARD: A Person that has an effective distribution agreement with Keurig that specifies a geographical territory and channels of distribution for the purchase by such Person of bulk quantities of Keurig Brewers from Keurig and Keurig Portion Packs from Licensed Roasters or Keurig for resale to other licensed distributors in accordance with the limitations set forth in their distribution agreements with Keurig. Persons whose distribution agreements with Keurig have been terminated are not considered KARDs.

1.14	Keurig Brewer: Any of the specialized brewing equipment designed, developed and marketed by Keurig, or a third party licensed by Keurig to use Keurig’s intellectual property to produce such party’s own brewing equipment, to be used in conjunction with a Keurig Portion Pack or other portion pack to brew coffee, Tea or Other Hot Beverage Products.

1.15	Keurig Brewing System: A single-cup portion-pack hot beverage brewing system using a Keurig Brewer to brew coffee, Tea or Other Hot Beverage Products contained in Keurig Portion Packs or Keurig’s reusable filter assembly product, currently marketed under the name “My K-Cup”, by using pressurized hot water that is injected into the Keurig Portion Pack or such filter assembly product.

1.16	Keurig Marks: The trade name, service marks, trademarks, and logos now or in the future owned by or licensed to Keurig.

1.17	Keurig Portion Pack: A sealed disposable cartridge (a) designed by Keurig and (b) containing a single serve portion of ground coffee, Tea or Other Hot Beverage Product. As of the date hereof, the term Keurig Portion Packs includes K-Cup® portion packs; Keurig may in its discretion give consideration to Caribou’s inclusion in any new technology platforms of Keurig Portion Packs that are brand-appropriate.

1.18	Licensed Roaster: A coffee roaster, Tea packer or Other Hot Beverage Product company that Keurig licenses to manufacture, package, inventory and sell Keurig Portion Packs and related products to certain channels of distribution in a designated territory.

1.19	Other Hot Beverage Product: Any soluble hot beverage base other than coffee and Tea.

1.20	Parties: GMCR, Keurig and Caribou.

1.21	Person: Any individual, partnership, corporation, unincorporated organization or association, limited liability company, trust or other entity.

1.22	Tea: Tea, tea extracts and tisanes, collectively.

2.	Grant of License for Caribou Portion Packs. Caribou grants each of GMCR and Keurig a license to use the Caribou Marks in connection with the marketing and sale of Caribou Portion Packs and the Keurig Brewing System in the United States of America and Canada; provided, however, Keurig may not place any of the Caribou Marks on the body, as opposed to the packaging, of any Keurig Brewer or Ancillary Product. Neither GMCR nor Keurig shall have the right to sublicense the use of the Caribou Marks to any third party without the express written consent of Caribou which may be withheld for any reason or none.

3.	Sale of Caribou Coffee, Tea and Other Hot Beverage Products to GMCR. All sales of Caribou Coffee, Caribou Tea and Caribou Other Hot Beverage Products by Caribou to GMCR shall be made pursuant to the terms set forth in this Agreement. In addition, the following terms and conditions shall apply to all such sales:

3.1	Pricing. All Caribou Coffee, Caribou Tea and Caribou Other Hot Beverage Products sold by Caribou to GMCR hereunder shall be sold at **

3.2	Supply. Caribou shall sell to GMCR Caribou Coffee, Caribou Tea and Caribou Other Hot Beverage Products for the purpose of the manufacture of Caribou Portion Packs by or for GMCR.

3.3	Varieties. Subject to Caribou’s absolute and unconditional right to determine the taste profiles of all Caribou Portion Packs in accordance with the standards set forth in Section 8.1, GMCR and Keurig shall have the right but not the obligation to market and sell a variety of Caribou Portion Packs that matches the varieties of Caribou Coffee listed on Schedule 3.3 attached hereto, plus such other varieties of Caribou Coffee, Caribou Tea, and Caribou Other Hot Beverage Products as the Parties may mutually agree in the future. GMCR intends to market and offer for sale at least four (4) varieties of Caribou Portion Packs. Notwithstanding the foregoing, neither GMCR nor Keurig shall be obligated to produce, market or sell any particular quantity or variety of Caribou Portion Packs.

3.4	Forecasts.

3.4.1	By the fifteenth day of each calendar quarter during which this Agreement is in effect, GMCR shall make a commercially reasonable effort to deliver to Caribou GMCR’s good faith estimate of the quantity and varieties of Caribou Coffee, Caribou Tea and Caribou Other Hot Beverage Products that GMCR reasonably expects to order during the following twelve (12) months (or such shorter time if the remaining term of this Agreement is less than 12 months); provided, however, such estimate shall in no way bind GMCR to purchase the quantity or varieties of Caribou Coffee, Caribou Tea or Caribou Other Hot Beverage Products set forth therein.

3.4.2	In support of the forecast delivered by GMCR pursuant to Section 3.4.1, Caribou agrees to purchase and have available for roasting green coffee sufficient to **

3.5	Order Placement. As and when GMCR wishes to purchase Caribou Coffee, Caribou Tea or Caribou Other Hot Beverage Products from Caribou hereunder, GMCR shall prepare and submit to Caribou purchase orders stating the quantity of the applicable product that GMCR desires to receive and the date(s) on which GMCR desires to receive such quantity. To the extent that any purchase order submitted by GMCR contains terms in conflict with, or in addition to, the terms and conditions of this Agreement, such conflicting and/or additional terms shall not be binding upon Caribou unless specifically agreed to by Caribou in its order acknowledgment.

3.6	Order Modification or Cancellation. GMCR shall have the right to make alterations or revisions to purchase orders issued hereunder upon written notice to Caribou. If GMCR makes such alterations or revisions and Caribou believes there is a material adverse effect on Caribou, the Parties agree to negotiate in good faith to reach a mutually acceptable resolution. If GMCR cancels a purchase order issued hereunder for a reason other than late delivery or anticipated late delivery advised by Caribou as provided in Section 3.7, GMCR shall reimburse Caribou for costs incurred and work performed before cancellation. The reimbursement shall be for the direct costs of materials, including on-hand or on-order inventory that cannot be canceled, services performed, services subcontracted and other normal charges incurred before the effective date of cancellation. Caribou shall make reasonable efforts to cancel all outstanding orders from its suppliers and otherwise minimize all of the above costs in the event of any such cancellation by GMCR.

3.7	Order Acceptance. Within ten (10) business days after receiving a purchase order from GMCR submitted in accordance with the terms hereof, Caribou shall accept such purchase order unless Caribou determines that it cannot reasonably ship the quantities called for in such purchase order. Caribou shall make a good faith effort to maintain available supply arrangements sufficient to reasonably satisfy GMCR orders based on forecasts provided by GMCR under Section 3.4.1. Caribou’s acceptance shall constitute a binding commitment to ship to GMCR the quantity of the products stated in such purchase order, in accordance with the terms and conditions hereof. In all cases, Caribou shall provide GMCR with written notice within ten (10) business days of Caribou’s receipt of such purchase order as to whether Caribou has accepted such purchase order and, if Caribou has not accepted such purchase order, the portion of such purchase order, if any, Caribou will accept. GMCR may in such event obtain from Caribou all or any portion of the quantity of the products ordered that is available. To the extent that any purchase order submitted by GMCR contains terms in conflict with, or in addition to, the terms and conditions of this Agreement, such conflicting and/or additional terms shall not be binding upon Caribou unless specifically agreed to by Caribou in its order acceptance.

3.8	Order Fulfillment and Delivery.

3.8.1	Delivery of products ordered by GMCR hereunder shall be FOB GMCR’s or its contract manufacturer’s designated facility, as applicable. Caribou shall deliver to the applicable FOB delivery point the full quantity of the products ordered under each purchase order issued and accepted hereunder (a) no sooner than five days prior to the date set forth by GMCR therefor in such purchase order and (b) no later than the date set forth by GMCR therefor in such purchase order. If delivery by Caribou is not anticipated by the delivery date set forth in a particular purchase order issued and accepted hereunder, Caribou shall so notify GMCR as soon as is practicable and GMCR may agree to accept later shipment or may cancel such order in whole or in part without obligation to Caribou. The Parties agree that products involving a blend of multiple green coffee varieties will be blended prior to delivery to GMCR hereunder.

3.8.2	Except as described in Section 3.8.3, risk of loss, damage or destruction and responsibility in transit of the products sold hereunder shall pass from Caribou to GMCR when the ordered quantity of the products is delivered to the account of GMCR at any GMCR designated agent such as Continental.

3.8.3	Notwithstanding the foregoing, GMCR or its designee may in its discretion elect to arrange for shipping by a carrier of its own choosing by delivering a notice (which, for the avoidance of doubt may include a notice by e-mail) to Caribou stating such election. In the event of such an election, (a) no cost for shipping shall be included in the pricing pursuant to Section 3.1 and (b) risk of loss, damage or destruction and responsibility in transit of the products sold hereunder and shipped pursuant to the election in this Section 3.8.2 shall pass from Caribou to GMCR when the ordered quantity of products is picked up for delivery by the carrier chosen by GMCR or its designee.

3.9	Labeling. All products sold to GMCR hereunder shall be clearly labeled with the facts necessary for GMCR to package and label Caribou Portion Packs in accordance with all applicable laws and regulations.

3.10	Inspection. GMCR agrees to receive, inspect, and accept shipments made pursuant to each purchase order accepted and delivered in accordance with the terms hereof. Any products delivered or offered for delivery in a damaged condition shall be rejected and Caribou shall credit GMCR for the full amount that would have been owed by GMCR if such quantity of the products had been delivered undamaged.

3.11

Invoicing and Payment Terms. After delivery of products by Caribou in accordance with the terms of a purchase order issued and accepted in accordance with the terms of this agreement, Caribou shall send an invoice to GMCR with respect to such product. Each invoice shall identify the purchase order(s) covered by the invoice. GMCR shall pay each such invoice within 30 days after the date on which such invoice is sent to GMCR. In the event that GMCR is delinquent in its payments, Caribou may, in addition to any other remedies, suspend shipments of products to Keurig.

4.	Caribou Portion Pack Exclusivity. Throughout the world Caribou shall not directly, or through any Person in which Caribou directly or indirectly owns an equity interest and, alone or with others, has control of such Person’s operations, sell coffee, Tea or Other Hot Beverage Products to any third party for the specific intended use of producing Keurig Portion Packs or any other product intended for use in the Keurig Brewing System. In addition, Caribou shall not license or permit to be licensed to any third party any Caribou Marks for use in connection with coffee products, Tea products or Other Hot Beverage Products, other than Caribou Portion Packs, intended for use with the Keurig Brewing System.

5.	No Participation in Competing Systems. While this Agreement is in effect, Caribou shall not directly or indirectly: (a) install or solicit for installation, design or solicit for the design, develop or solicit the development of any manufacturing line or system to manufacture single-cup, portion-pack cartridges for use in conjunction with a pressurized hot water system other than the Keurig Brewing System; or (b) design, develop, or manufacture, or contribute in any way thereto, any single-cup, portion-pack products, including any brewer designed for use with single-cup, portion pack cartridges other than the Keurig Brewer, in the case of both clauses (a) and (b) that contemplate both of the following concepts:

•	A brewing chamber designed to be pierced during the brewing process to allow hot water in and the brewed beverage out; and

•	A pressurized brewing process that takes place at pressures less than 30 psi inside the brewing chamber.

Examples of the above systems that would be competitive include single-cup portion-pack coffee systems such as those manufactured by Flavia, Kenco and Braun (the Tassimo system). Examples of systems that would not be competitive are hopper-based single-cup coffee systems such as those manufactured by Filterfresh and Brio and espresso pod-based systems such as Illy pod espresso machines, Café Espresso and 123spresso systems.

6.	[Reserved.]

7.	KAD Purchases of Caribou Portion Packs. All KADs and KARDs shall be authorized by Keurig to purchase Caribou Portion Packs, and Caribou may create and administer, at its own expense, promotional programs to generate demand for Caribou Portion Packs from KADs. Keurig shall inform Caribou of all new KADs promptly after their acceptance. As and when Keurig is approached by KADs interested in purchasing Caribou Portion Packs, Keurig shall advise such KADs of all of the varieties of Caribou Portion Packs available for sale to KADs

8.	Acceptable Keurig Portion Packs to Standard. GMCR shall only sell Caribou Portion Packs produced in conformity with the criteria set forth in this Section.

8.1	Freshness and Quality of Caribou Coffee, Caribou Tea and Caribou Other Hot Beverage Products.

8.1.1	Caribou Coffee: GMCR, Caribou and GMCR’s contract manufacturer will develop testing procedures to assure quality control over the production process. Among other tests, Caribou shall have its professional coffee taste testers compare the same type of Caribou Coffee brewed in Caribou Portion Packs and Keurig Brewers versus conventional drip brewing systems with the objective of providing similar taste quality levels via the Keurig Brewing System as judged by Caribou.

8.1.2	Caribou Tea: GMCR, Caribou and GMCR’s contract manufacturer will develop testing procedures to assure quality control over the production process. Among other tests, Caribou shall have its professional Tea taste testers compare the same type of Caribou Tea brewed in Caribou Portion Packs and Keurig Brewers versus conventional Tea brewing techniques with the objective of providing similar taste quality levels via the Keurig Brewing System as judged by Caribou.

8.1.3	Caribou Other Hot Beverage Products: GMCR, Caribou and GMCR’s contract manufacturer will develop testing procedures to assure quality control over the production process. Among other tests, Caribou shall have its professional taste testers compare the same type of Caribou Other Hot Beverage Products in Caribou Portion Packs and Keurig Brewers versus conventional beverage preparation techniques with the objective of providing similar taste quality levels via the Keurig Brewing System as judged by Caribou.

8.2	Amount of Caribou Coffee, Caribou Tea or Caribou Other Hot Beverage Products Packaged in Caribou Portion Packs.

8.2.1	Caribou Coffee: For each variety of Caribou Portion Pack filled with Caribou Coffee, such Keurig Portion Packs shall be filled with the standard amount of ground Caribou Coffee established for such variety, provided that the standard amount and grind shall be set, and on occasion adjusted, by Caribou subject to bean type, flavor and optimal roasting guidelines as determined by Caribou’s professional coffee taste testers to provide optimal taste consistent with the requirements of Section 8.1.1. GMCR and Caribou shall mutually agree in good faith to an acceptable high/low range around the standard amount.

8.2.2	Caribou Tea: For each variety of Caribou Portion Pack filled with Caribou Tea, such Keurig Portion Packs shall be filled with the standard amount of Caribou Tea established for such variety, provided that such standard amount shall be set, and on occasion adjusted, by Caribou subject to flavor guidelines as determined by Caribou’s professional Tea taste testers to provide optimal taste consistent with the requirements of Section 8.1.2. GMCR and Caribou shall mutually agree in good faith to an acceptable high/low range around the standard amount. Notwithstanding the foregoing, for packaging Caribou Tea using what Keurig commonly designates as an M-Cup, the minimum fill weight shall be 2.7 grams. For packaging Caribou Tea using what Keurig commonly designates as a C-150 cup, the minimum fill weight shall be 4.0 grams.

8.2.3	Caribou Other Hot Beverage Products: For each variety of Caribou Portion Pack filled with Caribou Other Hot Beverage Products, such Keurig Portion Packs are filled with such quantity of Caribou Other Hot Beverage Product to provide a flavor profile consistent with the requirements of Section 8.1.3. GMCR and Caribou shall mutually agree in good faith to an acceptable high/low range around the standard amount.

8.3	Dating, Shelf Life and Oxygen Impermeability for Coffee, Tea and Other Hot Beverage Products.

8.3.1	All Caribou Portion Packs filled with Caribou Coffee will contain a consumer readable Best Used By Date (“BUBD”) label that shall not be longer than ** during which the Caribou Portion Pack is manufactured, unless specific approval is granted by Caribou based on testing results provided by GMCR or Keurig, which approval will not be unreasonably withheld or delayed. Caribou Portion Packs filled with Caribou Coffee shall contain less than 3% oxygen.

8.3.2	All Caribou Portion Packs filled with Caribou Tea will contain a consumer readable BUBD label that shall not be longer than ** during which the Caribou Portion Pack is manufactured, unless specific approval is granted by Caribou based on testing results provided by GMCR or Keurig, which approval will not be unreasonably withheld or delayed. Caribou Portion Packs filled with Caribou Tea are not subject to an oxygen content limitation.

8.3.3	For all Caribou Portion Packs filled with Caribou Other Hot Beverage Products, GMCR in its sole discretion shall establish an appropriate BUBD and oxygen content specification that corresponds to at least a **

8.4	Portion Pack Functionality. GMCR shall be responsible for ensuring that final assembled Caribou Portion Packs properly brew and function when operated with all Keurig Brewers for which the applicable Caribou Portion Pack is intended to be used. Proper functionality of final assembled Caribou Portion Packs includes but is not limited to the puncturability applicable to such Caribou Portion Pack and, if a feature of a Keurig Brewer, proper portion pack ejection.

8.4.1	For each variety of Caribou Coffee, Caribou Tea and Caribou Other Hot Beverage Products to be packaged in Caribou Portion Packs, proper functionality shall be defined as meeting the Quality Control System (“QCS”) set forth in Section 8.4.4 during each production run.

8.4.2	In addition to the QCS set forth in Section 8.4.4, for each variety of Caribou Tea to be packaged in Caribou Portion Packs, proper functionality shall be defined to also include having failure rates below 1 per 200 for Caribou Portion Packs not ejecting from the portion pack holder in Keurig Brewers designed to automatically eject portion packs and 1 per 1,000 for Caribou Portion Packs sticking to the inlet needle of any Keurig Brewer after the brewing process is completed of any Keurig Brewer.

8.4.3	In addition to the QCS set forth in Section 8.4.4, for each variety of Caribou Other Hot Beverage Products to be packaged in Caribou Portion Packs, Keurig in its sole discretion will establish Caribou Portion Pack functionality criteria, by Keurig Brewer model, and packaging and testing procedures. GMCR’s approval of Caribou Portion Packs packaged with Caribou Other Hot Beverage Products shall be based on satisfaction of such functionality criteria and packaging and testing procedures.

8.4.4	Quality Control System

8.4.4.1	GMCR is responsible for implementing, or causing its contract manufacturer to implement, the QCS related to the production and sale of Caribou Portion Packs.

8.4.4.2	A Certified Quality Control Inspector (“CQCI”) will implement QCS during every production run of Caribou Portion Packs.

8.4.4.3	CQCIs will perform the following QCS testing during the production run by removing sample test Caribou Portion Packs from each lane of the machinery used to produce such Caribou Portion Packs on a regular and systematic basis in compliance with the Keurig QCS requirements set forth below:

8.4.4.3.1	Visual inspection of test Caribou Portion Packs for defects in BUBD legibility, lid seal integrity and any other obvious visual defect.

8.4.4.3.2	Vacuum testing to ensure lid seal integrity.

8.4.4.3.3	Oxygen content testing, if applicable, to ensure residual oxygen content after packaging is in compliance with Section 8.3.

8.4.4.3.4	Brew testing to ensure Caribou Portion Pack puncturability applicable to such Caribou Portion Pack and internal filter weld integrity.

8.4.4.4	GMCR or Keurig shall develop and implement, or, if applicable, cause its contractor manufacturer to develop and implement, procedures that enable the CQCI to halt production and segregate and test inventory if Caribou Portion Packs do not meet QCS requirements as specified in this Section.

8.5	Notwithstanding the foregoing, GMCR may make changes to the Caribou Portion Pack and the manufacture thereof that are invisible to consumers based on mutually-agreed to validation tests.

9.	Royalties.

9.1	Calculation of Royalty. GMCR shall pay Caribou a royalty based on the number of Caribou Portion Packs sold by GMCR per Fiscal Period. The royalty payment due hereunder for each such Fiscal Period shall equal the result of multiplying (1) Caribou Portion Pack units sold during the Fiscal Period being measured, less the number of Caribou Portion Packs within BUBD returned by customers during such Fiscal Period, by (2) the Applicable Royalty Rate. As used in this Agreement, the “Applicable Royalty Rate” during any Fiscal Year shall be: ** For the avoidance of doubt, the first Fiscal Year hereunder shall commence on the Effective Date and end on the last Saturday in September of 2012.

9.2	Payments. GMCR shall pay all royalties due hereunder within thirty (30) days after the date of the end of the Fiscal Period for which royalties are due.

9.3	Review of GMCR’s Books and Records. Upon reasonable request, Caribou may, at its expense, have an independent auditor audit such books and records of GMCR as are necessary or appropriate to verify the calculations prepared by GMCR relating to royalty payments due Caribou. Such independent auditor shall agree in writing to maintain the confidentiality of all of GMCR’s records and shall be allowed only to certify to Caribou whether or not GMCR has complied with accurately calculated such royalty payments. Such review shall take place upon reasonable written notice at a mutually agreed time during regular business hours and in all cases within one year of the periods then being audited.

10.	Caribou Sale of Caribou Portion Packs and Keurig AH Brewers.

10.1	Caribou Portion Packs. Caribou may purchase Caribou Portion Packs for resale to and only to AH consumers at Caribou coffee shops and through Caribou’s internet site, www.cariboucoffee.com (“Caribou’s Site”).

10.2	Keurig AH Brewers and Ancillary Products. Caribou may purchase Keurig AH Brewers and Ancillary Products from Keurig for resale to and only to AH consumers at Caribou coffee shops and through Caribou’s Site.

10.3	Marketing Support for Keurig Brewing System. As long as GMCR and Keurig continue to make available Caribou Portion Packs and one or more models of Keurig AH Brewers to Caribou for resale by Caribou, Caribou shall make commercially reasonable efforts to offer for sale at least one model of Keurig AH Brewer and Caribou Portion Packs in those Caribou coffee shops in the United States of America and Canada where there is the necessary space and no landlord or other third party restrictions which would prohibit such sale. This provision shall not require Caribou to impose any obligation on franchisees with regard to the sale of Caribou Portion Packs or Keurig AH Brewers. However, Caribou shall make Keurig AH Brewers and Caribou Portion Packs available for franchisees should they choose to sell them in their coffee shops. Whether Caribou is under a restriction prohibiting the sale of Keurig AH Brewers and Caribou Portion Packs in a particular location shall be determined by Caribou in its sole discretion.

10.4	AH Use of Keurig Brewers. Caribou shall not knowingly promote, market, sell, lease, loan or otherwise provide any Keurig AH Brewer to any Person for other than for household use by such Person. For purposes of this Agreement, knowledge of Caribou’s officers and employees shall be imputed to Caribou. In addition, all of Caribou’s direct and indirect promotional, marketing and sales materials used in connection with or in any way related to any Keurig AH Brewer, and regardless of the media in which such materials are produced or displayed, shall clearly and conspicuously state that such Keurig AH Brewer is intended for household use only. For avoidance of doubt, but without limitation, all Internet-based promotional, marketing and sales materials related to Keurig AH Brewers shall be covered by this Section 10.4.

10.5	Additional Restrictions. Caribou shall not knowingly sell Caribou Portion Packs, Keurig AH Brewers or Ancillary Products to customers for resale or for use outside of the United States of America, Canada, territories of the United States of America and military bases of the United States of America. If Caribou receives an order for any Caribou Portion Pack, Keurig AH Brewer or Ancillary Product from a prospective customer that Caribou is not authorized to sell to under this Section 10, Caribou shall not accept such order.

10.6

Internet Limitations. Generally, Caribou shall not sell, lease, loan or otherwise make Keurig AH Brewers, Caribou Portion Packs or Ancillary Products available through any Internet web site other than Caribou’s Site. More specifically, but without limitation, Caribou shall not promote, market, sell, lease, loan or otherwise make Keurig AH Brewers, Caribou Portion Packs or Ancillary Products directly or indirectly available through any Internet mall web site such as Amazon.com (www.amazon.com). Notwithstanding the foregoing, Caribou shall not be deemed to have violated the foregoing prohibitions if Caribou (a) subscribes to Internet search engines or optimization services that will cause links to Caribou’s Site to appear in response to a user’s search request or (b) advertises Keurig AH Brewers, Caribou Portion Packs or Ancillary Products on Internet auction web sites such as eBay (www.ebay.com) with a direct link back to Caribou’s Site to execute the sale, lease or loan of the applicable product through Caribou’s Site.

11.	Product Terms of Sale. All sales of Caribou Portion Packs, Keurig All Brewers and Ancillary Products by GMCR or Keurig, as applicable, to Caribou shall be made pursuant to the terms set forth in this Agreement at prices determined by GMCR or Keurig, as applicable. GMCR and Keurig will use commercially reasonable efforts to give thirty (30) days advance notice to Caribou of price and product changes. Further, neither GMCR nor Keurig shall not be obligated to produce any particular model Keurig Brewer or to produce or sell any particular Caribou Portion Pack or Ancillary Product. In addition to the foregoing, the following terms and conditions shall apply to all sales of Caribou Portion Packs, Keurig AH Brewers and Ancillary Products by GMCR or Keurig to Caribou hereunder:

11.1	Taxes. Prices are subject to state, local and federal taxes if applicable.

11.2	Order Approval Required. All orders are subject to approval by GMCR or Keurig at prices, terms and specifications prevailing at time of order placement.

11.3	Order Fulfillment; Delivery. All orders for Caribou Portion Packs, Keurig AH Brewers and Ancillary Products placed by Caribou and accepted by GMCR or Keurig, as applicable, shall be filled as soon as practicable. During the term of this Agreement, subject in each instance to the other terms of this Agreement, product availability and order acceptance, GMCR and Keurig will supply Caribou Portion Packs, Keurig AH Brewers and Ancillary Products to Caribou in such quantities as Caribou may order from time to time. If delivery by GMCR or Keurig is not anticipated by the delivery date set forth in a particular purchase order issued and accepted hereunder, GMCR or Keurig shall so notify Caribou as soon as is practicable and Caribou may agree to accept later shipment or may cancel such order in whole or in part without obligation to GMCR or Keurig. Delivery of Caribou Portion Packs, Keurig AH Brewers and Ancillary Products shall be FOB GMCR’s, Keurig’s or either of its agent’s facility, as applicable. In all cases, risk of loss, damage or destruction and responsibility in transit of Caribou Portion Packs, Keurig AH Brewers and Ancillary Products sold hereunder shall pass from GMCR or Keurig to Caribou when such Caribou Portion Packs, Keurig AH Brewers or Ancillary Products, as applicable, are delivered to Caribou or its agent at the applicable FOB delivery point, notwithstanding any terms to the contrary specified by Caribou. With respect to Keurig AH Brewers sold to Caribou for resale to consumers, Keurig shall upon order by Caribou ship the products directly to Caribou retail locations as specified in the orders. With respect to Caribou Portion Packs ordered by Caribou, GMCR will ship them initially to Caribou, but at the election of Caribou may also be requested to ship them directly to Caribou retail locations.

11.4	Inspection. Caribou Portion Packs, Keurig AH Brewers and Ancillary Products, following receipt by Caribou from GMCR or Keurig, must be visually inspected to reveal damage or shortage. Any shortage or damage shall be reported to GMCR or Keurig and should be reported to the shipping company within 10 days of receipt.

11.5	Limited Returns. All Caribou Portion Packs, Keurig AH Brewers and Ancillary Products are sold without return privileges, except that Caribou may return, at Keurig’s expense, any Caribou Portion Packs, Keurig AR Brewers and Ancillary Products (a) purchased from GMCR or Keurig that are returned to GMCR or Keurig in accordance with Section 12 below or (b) that Caribou did not order.

11.6	Pre-shipment Preparation. GMCR or Keurig shall prepare all Caribou Portion Packs, Keurig AH Brewers and Ancillary Products to be sold to Caribou hereunder, and all associated documentation, in accordance with the following specifications:

11.6.1	“Pallets” must at a minimum, be of standard GMA #1 quality, 4 way entry (40” x 48”). Pallets must be stacked no higher than 6 feet 5 inches and must be stretch wrapped. Pallets must contain only one product or SKU per Pallet. Mixed Pallets will not be accepted. All Caribou Portion Pack, Keurig AH Brewer and Ancillary Product packaging shall include a bottom price, UPC and SKU sticker. In the event pallets do not meet these minimum standards, Caribou, at its sole option, may refuse delivery or require GMCR or Keurig to rework the pallets prior to delivery.

11.6.2	GMCR or Keurig shall mark all invoices, bills of lading, and packing lists to show legibly the complete Caribou purchase order and Caribou item number(s) to which they relate.

11.6.3	GMCR or Keurig shall place on all Caribou Portion Packs, Keurig AH Brewers and Ancillary Products sold to Caribou an accurate Caribou issued Universal Product Code (“UPC”) that complies with the written Caribou Uniform Product Code Requirements, as amended from time to time. GMCR or Keurig will promptly supply Caribou with its manufacturer assigned Caribou UPC number. If requested by Caribou. Keurig shall place Caribou’s assigned item number on all packaging for Caribou Portion Packs, Keurig AN Brewers and Ancillary Products supplied to Caribou.

11.7	Payment. Caribou shall pay all charges due hereunder within thirty (30) days after the date of GMCR’s or Kettrig’s applicable invoice.

11.8	Inconsistent Terms. To the extent that any purchase order submitted by Caribou contains terms in conflict with, or in addition to, the terms and conditions of this Agreement, such conflicting and/or additional terms shall not be binding upon GMCR or Keurig unless specifically agreed to by GMCR or Keurig in its order acceptance.

12.	Warranties.

12.1	Caribou Warranty.

12.1.1	General. Caribou warrants that at the time of tender of delivery of the Caribou Coffee, Caribou Tea and Caribou Other Hot Beverage Products purchased by GMCR hereunder and, with respect to Caribou Coffee, after roasting, provided such roasting is performed in accordance with specifications provided by Caribou, such Caribou Coffee, Caribou Tea and Caribou Other Hot Beverage Products shall be free and clear from liens and encumbrances, merchantable and fit for the purpose of human consumption. In addition, Caribou warrants that the Caribou Coffee, Caribou Tea and Caribou Other Hot Beverage Products purchased by GMCR hereunder at the time of delivery to GMCR or GMCR’s contract manufacturer, as applicable, shall not be:

12.1.1.1	adulterated or misbranded within the meaning of (a) the Federal Food, Drug and Cosmetic Act, as amended, and all rules and regulations promulgated thereunder, (b) the Federal Meat Inspection Act, as amended, and all rules and regulations promulgated thereunder, (c) the Poultry Products Inspection Act, as amended, and all rules and regulations promulgated thereunder, and (d) any similar state or local laws, and all rules and regulations promulgated thereunder;

12.1.1.2	adulterated, misbranded or packaged in misbranded packages, within the meaning of the terms of the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Hazardous Substances Labeling Act, and all rules and regulations promulgated thereunder, and similar state or local laws; and

12.1.1.3	misbranded within the meaning of any federal, state or local laws, ordinances, rules and regulations when bearing labels furnished by Caribou, its subsidiaries, affiliates, divisions or units, and affixed to such article of food, drug device or cosmetic on repackaging by Keurig in accordance with instructions furnished by Caribou, its subsidiaries, affiliates, divisions or units.

12.1.2

No Child or Forced Prison Labor. Caribou warrants that it and its subcontractors/suppliers will comply with all applicable labor and environmental laws and regulations of the respective countries where Caribou Coffee, Caribou Tea and Caribou Other Hot Beverage Products are produced. Caribou further warrants that it and its subcontractors/suppliers do not use any form of compulsory prison or slave labor, or illegal child labor and do not physically abuse their workers.

EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 12, CARIBOU MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH CARIBOU COFFEE BEANS, CARIBOU TEA AND CARIBOU OTHER HOT BEVERAGE PRODUCTS. Subject to Section 16, Caribou’s entire obligation under this warranty is limited to the replacement of any product sold to GMCR hereunder which proves to be not merchantable or not fit for the purpose of human consumption or to the issuance of a credit or refund of the purchase price paid by GMCR with respect thereto.

12.2	GMCR/Keurig Warranty. SUBJECT TO SECTION 16, THE WARRANTY PROVISIONS SET FORTH IN THIS SECTION 12 SET FORTH GMCR’S AND KEURIG’S SOLE LIABILITY FOR CLAIMS BASED UPON DEFECTS IN, OR FAILURE OF ANY CARIBOU PORTION PACKS, KEURIG AH BREWERS OR ANCILLARY PRODUCTS PROVIDED HEREUNDER. SUBJECT TO SECTION 16, THESE PROVISIONS ARE CARIBOU’S EXCLUSIVE REMEDIES FOR CLAIMS BASED UPON DEFECTS IN, OR FAILURE OF ANY CARIBOU PORTION PACKS, KEURIG AH BREWERS OR ANCILLARY PRODUCTS PROVIDED HEREUNDER. GMCR AND KEURIG HEREBY SPECIFICALLY DISCLAIM ALL OTHER WARRANTIES WITH RESPECT TO CARIBOU PORTION PACKS, KEURIG AH BREWERS AND ANCILLARY PRODUCTS SUPPLIED HEREUNDER BY GMCR OR KEURIG, INCLUDING ANY WARRANTY OF MERCHANTABILITY. GMCR and Keurig, as the manufacturer, either directly or indirectly, of Caribou Portion Packs and Keurig AH Brewers, respectively, shall provide original end-user purchasers thereof GMCR’s or Keurig’s standard original end-user purchaser warranty therefor. GMCR and Keurig acknowledge and agree that Caribou will not handle any product returns or warranty claims for Caribou Portion Packs or Keurig AH Brewers, except to advise customers who have such returns or make such claims that GMCR or Keurig, as applicable, is responsible therefor and to pass along to such customers GMCR’s or Keurig’s customer service contact information.

12.2.1

Keurig AH Brewers. Keurig shall provide to original end-user purchasers a limited one-year warranty on each Keurig AH Brewer from the date of such end-user’s purchase (the “Keurig AH Warranty”). Keurig warrants that Keurig AH Brewers will be approved by Underwriter’s Laboratories, Inc. or similar rating agency selected by Keurig, labeled in accordance with applicable laws, free of design, material and workmanship defects and fit for their intended use. Keurig will repair or replace any defective Keurig AH Brewer for a period of one (1) year from date of the original end-user’s purchase, subject to proof of purchase by such end-user and compliance with the other terms of Keurig’s consumer warranty policy. If a Keurig AH Brewer is found to be defective within 30 days of such purchase, Keurig shall replace such Brewer with a new Brewer of the same model, subject to proof of purchase by such end-user and compliance with the other terms of Keurig’s consumer warranty policy. Subject to the foregoing conditions, if a Keurig AH Brewer is found to be defective more than 30 days after such purchase, Keurig in its sole discretion shall repair such Brewer or replace such Brewer with a refurbished brewer of the same model in like-new condition.

12.2.2	Caribou Portion Packs. Subject to and in reliance on Caribou’s performance of its obligations under Section 3.9 and its warranties under Section 12.1, GMCR warrants that Caribou Portion Packs purchased by Caribou hereunder at the time of delivery to Caribou shall not be:

12.2.2.1	adulterated or misbranded within the meaning of (a) the Federal Food, Drug and Cosmetic Act, as amended, and all rules and regulations promulgated thereunder, (b) the Federal Meat Inspection Act, as amended, and all rules and regulations promulgated thereunder, (c) the Poultry Products Inspection Act, as amended, and all rules and regulations promulgated thereunder, and (d) any similar state or local laws, and all rules and regulations promulgated thereunder; or

12.2.2.2	adulterated, misbranded or packaged in misbranded packages, within the meaning of the terms of the Federal insecticide, Fungicide and Rodenticide Act, and the Federal Hazardous Substances Labeling Act, and all rules and regulations promulgated thereunder, and similar state or local laws.

12.2.3	Non-infringement. GMCR and Keurig warrant that all Caribou Portion Packs, Keurig AH Brewers and Ancillary Products sold to Caribou hereunder and their resale by Caribou as contemplated hereby will not infringe any patent, trademark, trade dress, trade name, copyright or other right of any third party.

12.2.4	No Child or Forced Prison Labor. GMCR and Keurig warrant that it and its subcontractors/suppliers will comply with all applicable labor and environmental laws and regulations of the country where Caribou Portion Packs, Keurig AH Brewers and Ancillary Products are produced. Keurig further represents and warrants that it and its subcontractors/suppliers do not use any form of compulsory prison or slave labor, or illegal child labor and do not physically abuse their workers.

12.2.5

Product Withdrawals and Recalls. In the event any Keurig AH Brewer or Caribou Portion Packs are subject of a withdrawal, recall or safety notice for a reason other than the Caribou Coffee, Caribou Tea or Caribou Other Hot Beverage Product packaged in Caribou Portion Packs (whether initiated by Caribou in good faith based on a reasonable belief that such

Keurig AH Brewer or Caribou Portion Packs pose a significant safety issue, Keurig, or an authorized government agency), Keurig and GMCR shall be responsible for all costs and expenses associated with such withdrawal, recall or notice. Keurig or GMCR shall promptly reimburse Caribou for all reasonable costs and expenses incurred by Caribou related to such withdrawal, recall or notice, including the reasonable costs of recalling, shipping and/or destroying the Keurig AH Brewers or Caribou Portion Packs covered by such withdrawal, recall or notice (and where applicable, any products with which such Keurig AH Brewers or Caribou Portion Packs have been packaged, consolidated or commingled by GMCR or Keurig), refunds to customers authorized by GMCR or Keurig and refund of the purchase price paid by Caribou with respect to unsold Keurig AH Brewers or Caribou Portion Packs covered by such withdrawal, recall or notice and in Caribou’s inventory at the time of such withdrawal, recall or notice.

12.2.6	EEO. Each party agrees to be bound by and fully implement the requirements mandated by Executive Order 11246 [see 41 CFR 60-1.4(a)(7)]; Section 503 of the Rehabilitation Act of 1973 [see 41 CFR 60-741.5(d)]; the Vietnam Era Veterans Readjustment Assistance Act of 1974 [see 41 CFR 60-250.5(d) and 41 CFR 60-300.5(d)]; Federal Acquisition Regulations, FAR Case 2007-013.

13.	Trademark Ownership Acknowledgement and License.

13.1

Caribou Marks. GMCR and Keurig acknowledge that Caribou is either the owner or exclusive licensee (with full power to enter this Agreement and convey the rights contemplated in this Agreement) of all rights, title and interest in and to all the trademarks set forth in Exhibit A (the “Caribou Trademarks”), and each of GMCR and Keurig agrees not to adopt or use any of the Caribou Trademarks in any manner whatsoever except as contemplated under Section 2 and this Section 13.1. In addition to the license provided under Section 2, Caribou hereby grants GMCR and Keurig a license during the effectiveness of this Agreement to use the Caribou Trademarks, provided that (i) they are used solely in connection with the marketing and distribution of Keurig Brewers or the Keurig Brewing System and in accordance with Caribou’s specifications as to style, color and typeface set forth in Exhibit B, (ii) such use shall be subject to prior written approval of Caribou, (iii) no other right to use any name or designation is granted by this Agreement. Caribou hereby approves the use of the Caribou Trademarks set forth on Exhibit A attached hereto as contemplated thereon, and (iv) neither GMCR nor Keurig shall directly or indirectly use or attempt to use “Caribou” or any word or phrase similar to any of the Caribou Marks in any Internet domain name registration filed directly or indirectly by or on behalf of Keurig or GMCR. Upon expiration or termination of this Agreement, GMCR and Keurig shall cease using any Caribou Marks; provided, however, upon any such termination or expiration, GMCR and Keurig shall be entitled to use its then current inventory of marketing materials and product packaging with Caribou Marks thereon until such inventories are exhausted in the ordinary course of GMCR’s and Keurig’s business. Notwithstanding the arbitration provisions of this Agreement, Caribou shall be entitled, without waiving any additional rights or remedies otherwise available to Caribou at law or in equity or by statute and without any requirement to post bond, to injunctive and other equitable relief, including specific performance, in the event of a direct or indirect breach or intended or threatened breach by GMCR or Keurig of any of the provisions of this Section 13.1.

13.2	Keurig Marks. Caribou acknowledges that all rights in and to the Keurig Marks set forth in Exhibit C (the “Keurig Trademarks”), including the goodwill derived there from, are the sole and exclusive properties of Keurig. All uses of Keurig Marks, other than in marketing materials provided by Keurig, are subject to the prior written consent of Keurig, which consent may be withheld in Keurig’s sole discretion. Keurig hereby approves the use of the Keurig Trademarks set forth on Exhibit C attached hereto as contemplated thereon. Caribou shall not remove any Keurig Marks which are affixed to Keurig AH Brewers, Caribou Portion Packs of Ancillary Products, as applicable, at the time of Keurig’s delivery thereof to Caribou or to Caribou’s agent at the FOB delivery point therefor. In addition, Caribou shall not directly or indirectly use or attempt to use “Keurig”, “K-Cup” or any similar word or phrase that could be confusingly similar to either “Keurig” or “K-Cup” in any Internet domain name registration filed directly or indirectly by or on behalf of Caribou. Upon expiration or termination of this Agreement, Caribou shall cease using any Keurig Marks; provided, however, upon any such termination or expiration, Caribou shall be entitled to use its then current inventory of marketing materials with Keurig Marks thereon until such inventories are exhausted in the ordinary course of Caribou’s business. Notwithstanding the arbitration provisions of this Agreement, Keurig shall be entitled, without waiving any additional rights or remedies otherwise available to Keurig at law or in equity or by statute and without any requirement to post bond, to injunctive and other equitable relief, including specific performance, in the event of a direct or indirect breach or intended or threatened breach by Caribou of any of the provisions of this Section 13.2.

13.3	Display of Marks. The Parties agree that any of the Caribou Marks and Keurig Marks that have been pre-approved under Section 13 and listed in Exhibits A and C, respectively, may be displayed in any media as part of a representation of the Keurig Brewing System for the purpose of sales literature without the further prior approval of the other Party.

14.	Term and Termination of Agreement.

14.1	Term. This Agreement shall have a term five (5) years (the “Initial Term”). Unless earlier terminated by the mutual agreement of the parties or pursuant to Section 14.2, this Agreement shall automatically be renewed for successive renewal terms of three (3) years each (each a “Renewal Term”).

14.2	Termination.

14.2.1	Notwithstanding the foregoing, any Party may terminate this Agreement. for Cause. “Cause” shall be understood as any of the following events: (a) material breach of this Agreement; (b) institution by or against a Party of bankruptcy, insolvency or receivership proceedings or an admission of a Party of its inability to pay its debts as they become due; or (c) commencement by a Party of any steps toward liquidation, dissolution or winding up of its affairs.

14.2.2	Prior to effecting termination under Section 14.2.1(a), any Party shall provide prior written notice of breach to the defaulting Party and if such breach is not cured within thirty (30) business days of notice, the Parties shall then attempt to resolve the matter in good faith through direct negotiations prior to calling on any remedies set forth in Section 17.11. If the Parties cannot resolve the matter within fifteen (15) days of their first meeting, the dispute shall be settled in accordance with Section 17.11 of this Agreement. If the judgment rendered as a result of the procedures required in Section 17.11 validates the terminating Party’s assertion that it is entitled to terminate pursuant to Section 14.2.1(a), that Party may terminate this Agreement upon ninety (90) days’ prior written notice to the defaulting Party. Any termination under Section 14.2.1(b) or (c) shall be effective immediately upon providing written notice to the defaulting Party.

14.2.3	If at the end of the 54th month of the Initial Term (the “Initial Term Trigger Date”), the volume of Caribou Portion Packs sold ** either Party may terminate this Agreement effective as of the end of the Initial Term by giving notice to the other Party within thirty (30) days of the Initial Term Trigger Date.

14.2.4	If at the end of the 30th month of any Renewal Term (a “Renewal Term Trigger Date”), the volume of Caribou Portion Packs sold ** either Party may terminate this Agreement effective as of the end of the Initial Term by giving notice to the other Party within thirty (30) days of the Initial Term Trigger Date.

14.2.5	If in any twelve month period during the term of the Agreement, the total volume of Caribou Portion Packs is less than ** the Parties agree to meet to discuss potential remedies or courses of action to increase sales. If the Parties are unable to come to a mutually agreed to course of action, Caribou may terminate the Agreement, such termination to be effective three months following the receipt of notice of such termination by Keurig.

14.2.6

Either Party may also terminate this Agreement immediately upon written notice to the other Party in the event of a Change of Control of such other Party provided within sixty (60) days of the consummation of such Change of Control, such termination to be effective one year from the receipt of such notice. As used herein. “Change of Control” means with respect to each Party a transaction that results in (a) the sale of all or substantially all of such Party’s assets, (b) the sale of all or substantially all of such Party’s stock or (c) the merger of such Party with or into a an unaffiliated third party whereby such third party is the surviving entity. For the avoidance of doubt, a Change of Control of GMCR shall for purposes of this Section 14.2.6 be considered a Change of Control of Keurig.

14.3	Termination Effect. Notwithstanding the termination of this Agreement, each of GMCR and Keurig, at its own option, may continue to sell and deliver Caribou Portion packs remaining in its inventory in order to fulfill customer orders for a six (6) month period after the termination of this Agreement, and Caribou, at its own option, may continue to resell Caribou Portion Packs and Keurig AH Brewers remaining in its inventory for a six (6) month period after the termination of this Agreement. In the event either party gives notice to terminate this Agreement pursuant to Section 14.1 any restrictions in Section 5 prohibiting Caribou from discussing or soliciting alternative business partners in the future shall be of no further force and effect, however, Caribou shall not enter into any alternative agreement until such time as this Agreement shall actually terminate.

15.	Confidentiality. Each of the Parties acknowledges that, in the course of performing their respective obligations hereunder, a Party (“Receiving Party”) may receive information which is proprietary and confidential to the other Party and its Affiliates (“Disclosing Party”) and which the Disclosing Party wishes to protect from public disclosure (“Confidential Information”). Confidential Information includes nonpublic information that Disclosing Party designates as being confidential or which, under the circumstances surrounding disclosure, ought to be treated as confidential. Confidential Information includes, without limitation, all information disclosed at any time before, after or at the time of execution of this Agreement to the Receiving Party relating to the Disclosing Party’s businesses, customers, products, manufacturing techniques, marketing and sales forecasts, financial status, product development plans, strategies and the like. Excluded from the definition of Confidential Information is information:

•	Already in public domain (except as specifically provided above);

•	Which passes into the public domain through no fault of the Receiving Party; or

•	Released to third parties by the Disclosing Party without restriction; or

•	Is independently developed by the Receiving Party without the use of the Disclosing Party’s information.

The Receiving Party shall, during the term of this Agreement and for a period of three (3) years from the date of termination of this Agreement:

•

Ensure that the Confidential Information of the Disclosing Party is not revealed to anyone, in whole or in part, except (1) to its employees and to third parties employed by it where it is essential that the Confidential Information be revealed in order to ensure the fulfillment of its obligations under this Agreement or (2)

where the Receiving Party is ordered to release Confidential Information by a court or agency of competent jurisdiction. In such event, the Receiving Party shall notify the Disclosing Party immediately of the subpoena or court order. It will be the burden of Disclosing Party to move for a protection order or similar device upon notice, and to notify the Receiving Party within a seventy-two (72) hour period, or less if required by the subpoena, that it is doing so. Failure of a Disclosing Party to timely notify the Receiving Party will release the Receiving Party from its confidentiality obligations;

•	Use the Confidential Information only to the extent where it is essential or desirable that it do so in order to ensure the fulfillment of its obligations under this Agreement;

•

Take the necessary measures to inform each of its employees and third parties employed by it and to whom it discloses Confidential Information, of the nature of such information and its confidential character and to assure that each of its employees and such third parties respect all the obligations of the Receiving Party in accordance with this Agreement;

•	Inform the Disclosing Party of any unauthorized disclosure or use of the Confidential Information of which it is aware; and

•

Return to the Disclosing Party the Confidential Information, upon the Disclosing Party’s request, or at the latest, at the time of the termination of this Agreement, without the requirement of notice, all the Confidential Information that the latter has revealed to it.

Notwithstanding the arbitration provisions of this Agreement, either Party shall be entitled to specific performance and injunctive relief to prevent a breach or threatened breach of its rights under this Section 15.

16.	Indemnification, Limitation of Damages and Insurance.

16.1	Keurig and GMCR Indemnification of Caribou. GMCR and Keurig shall indemnify and hold harmless Caribou, its officers, directors, employees, and agents from and against any loss, damage, cost or expense (including reasonable attorneys’ fees) arising out of: (a) any third party trademark or copyright claim or action alleging infringement or violation of any other third party proprietary right as a result of Caribou’s use of any Keurig trademark or other materials provided by Keurig for use by Caribou, except to the extent any such claim or action is based on or attributable to any use or alteration by Caribou or its agents of such trademark or other materials in a manner not authorized by Keurig hereunder; (b) any third party patent claim or action alleging infringement or violation of any other third party patent in connection with any Keurig AH Brewer, Caribou Portion Pack or the Keurig Brewing System; (c) any defect in the design of any Keurig AH Brewer, Caribou Portion Pack or Ancillary Product sold to Caribou hereunder; or (d) any manufacturing defect in any Keurig AH Brewer sold to Caribou hereunder, including, but not limited to, any actual or alleged damage, injury or death occurring to any Person as a result, directly or indirectly, of consumption of Caribou Coffee, Caribou Tea and Caribou Other Hot Beverage Products via a Caribou Portion Pack and/or the Keurig Brewing System whether claimed by reason of breach of warranty, negligence, Keurig product defect or otherwise and regardless of the forum in which any such claim is made.

16.2	Caribou’s Indemnification of Keurig. Caribou shall indemnify and hold harmless GMCR, Keurig, and each of their officers, directors, employees, agents, shareholders, subsidiaries, and the officers, directors, employees, agents of such shareholders and subsidiaries, from and against any loss, damage, cost or expense (including reasonable attorneys’ fees) arising out of: (a) any third party trademark or copyright claim or action alleging infringement or violation of any other third party proprietary right as a result of GMCR’s or Keurig’s use of any Caribou Mark, except to the extent any such claim or action is based on or attributable to any use or alteration by GMCR or Keurig or their agents of such Caribou Mark not authorized by Caribou hereunder; (b) any third party claim arising out of Caribou’s failure to label products sold to GMCR hereunder in accordance with the requirements of this Agreement or any applicable law, regulation or governmental order; or (c) any third party claim of damage, injury, death or consequence related to the Caribou Coffee, Caribou Tea or Caribou Other Hot Beverage Products purchased from Caribou and used by Keurig, GMCR or its contract manufacturer in the manufacture of Caribou Portion Packs.

16.3	Limitation of Damages. Notwithstanding anything else contained in this Agreement to the contrary, neither Party shall in any event have obligations or liabilities to the other Party for loss of profits, loss of sales, loss of use or incidental, special or consequential damages, whether based on contract, tort (including negligence), strict liability, or any other theory or form of action, even if such Party has been advised of the possibility thereof, arising out of or in connection with the manufacture, sale, delivery, use, repair or performance of Caribou Portion Packs, Keurig Brewers or Ancillary Products, or any failure or delay in connection with any of the foregoing or for breach of any representation, warranty or covenant in this Agreement.

16.4	Insurance.

16.4.1	Comprehensive General Liability. Each Party, with respect to the operations and services contemplated in this Agreement, will cause to be carried and maintained at its respective own cost and expense Comprehensive General Liability Insurance for an amount of not less than **combined single limit on an occurrence basis for bodily injury and property damage, including without limitation, products liability, completed operation and contractual liability and in such form as required by the other Party. The insurance shall name the other Party as an additional insured to the extent of the indemnity obligations hereunder and shall contain a standard cross-liability endorsement.

16.4.2

Carriers; Force and Effect. Each of the Parties shall obtain the insurance required by this Agreement from a financially sound insurance company of recognized responsibility and shall furnish the other Party with a certificate of insurance evidencing such coverage prior to commencing performance under this Agreement. All insurance policies shall be primary with respect to such parties’ indemnification obligations hereunder, without contribution from any other insurance which is carried by the Parties. All insurance policies shall continue in full force and effect for at least 30 days after issuance of written notice of cancellation, termination or material alteration. Each Party shall provide evidence of such coverage to the other Party upon request.

17.	General.

17.1	Scope of Agreement. The Parties agree that the scope of this Agreement is limited to the markets and products covered hereby. In no way do the terms of this Agreement affect the Parties’ rights in other markets or with other products or create any obligations or rights pertaining thereto.

17.2	Force Majeure. Except in cases involving a failure to pay money owed under this Agreement, either Party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from a natural calamity, act of government or similar cause beyond the control of such Party, provided that, in order to be excused from delay or failure to perform, such Party must give written notice to the other containing reasonable particulars of such delay or failures in question and act diligently to remedy the cause of such delay or failure. Notwithstanding the foregoing or any other term or provision in this Agreement to the contrary, in the event any such delay or failure to perform extends for more than one hundred eighty (180) days after the date on which the stated cause of such delay or failure occurred, the Party that did not seek such excused delay or failure shall be entitled to terminate this Agreement upon providing written notice to the other Party at least fifteen (15) days prior to the effective date of such termination.

17.3	No Implied Waivers. Failure to insist upon strict compliance with any of the terms, condition, covenants, and agreements of this Agreement in any particular instance shall not be deemed a waiver of such terms, conditions, covenants or agreement in any other instance.

17.4	Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, is the complete and exclusive statement of the agreement between Caribou, GMCR and Keurig regarding the subject matter hereof and supersedes all agreements and any other communications, whether oral or written, between Caribou, GMCR and Keurig. This Agreement may be modified, changed or revised only by a written agreement between Caribou, GMCR and Keurig. The parties acknowledge and agree that they have read this Agreement, understand it, and agree to be bound by it.

17.5	Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

17.6	Relationship of the Parties. This Agreement does not imply any joint venture, partnership or other business arrangement between the Parties. Keurig and GMCR, on the one hand, and Caribou, on the other hand, are separate, independent business entities agreeing to work together in the manner set forth in this Agreement. Neither Keurig or GMCR, on the one hand, nor Caribou, on the other hand, shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever, except that GMCR and Keurig shall have the right to sublicense the Caribou Marks as contemplated under Section 2. Neither Party, nor its agents or employees shall, under no circumstances, be deemed employees, agents or representatives of the other Party.

17.7	Waiver of Jury Trial. The Parties waive all rights to trial by jury.

17.8	Headings; Counterparts. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.9	Assignment. This Agreement shall be binding upon the Parties and their respective permitted successors and assigns, provided that neither Party may assign nor transfer this agreement without the consent of the other Party.

17.10	Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered in hand or by confirmed facsimile, the following day when sent overnight by a reputable commercial courier or five (5) days from deposit in the U.S. Mail, postage prepaid and addressed to the appropriate Party at the address noted below, return receipt requested, unless by such notice a different address shall have been designated.

If to GMCR:

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

Attention: TJ Whalen, VP of Marketing

Facsimile:

With a copy to: General Counsel

If to Keurig:

Keurig, Incorporated

55 Walkers Brook Drive

Reading, MA 01867

Attention: Michelle Stacy, President

Facsimile: (781) 246-3499

With a copy to: General Counsel

If to Caribou:

Caribou Coffee Company, Inc.

3900 Lakebreeze Avenue North

Minneapolis, MN 55429

Attention: Mr. Hank Suerth, SVP Commercial Business

e-mail: hsuerth@cariboucoffee.com

Facsimile: (763) 592-2299

With a Copy to;

Caribou Coffee Company, Inc.

3900 Lakebreeze Avenue North

Minneapolis, MN 55429

Attention: Dan E. Lee, VP, General Counsel and Secretary

E-mail: dlee@cariboucoffee.com

Facsimile: (763) 529-2420

17.11	Arbitration. Except as otherwise specifically provided herein, in the event of any dispute between the Parties relating to or arising out of this Agreement, the Parties shall first attempt to resolve the matter in good faith through direct negotiation. If the Parties cannot resolve the matter within fifteen (15) days of the first meeting called for such purpose, the dispute shall be settled by arbitration in the city of the Party defending the claim before a neutral arbitrator in accordance with the rules and regulations of the American Arbitration Association. If the Parties cannot agree on a single arbitrator, each Party shall appoint an arbitrator, and the two arbitrators shall agree to a third, neutral arbitrator. The Parties shall share the fees and expenses of arbitration, provided however, that the arbitrator(s) shall be empowered to award costs of arbitration and attorneys’ fees as part of any award subject to this Section 17.11. The arbitrator(s)’ decision shall be final and legally binding on the Parties, and shall be rendered in a manner to permit enforcement of the award in any court of competent jurisdiction.

17.12	Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any choice or conflict of law principles. The United Nations Convention on the International Sale of Goods is expressly excluded from this Agreement, including without limitation the construction, interpretation and governance of this Agreement.

17.13	Survival. The terms and provisions of Sections 12, 13, 15, 16 and 17 will survive the termination of this Agreement.

Remainder of page left intentionally blank. Signature page follows.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a contract of the day and year first above written.

Green Mountain Coffee Roasters, Inc.

By:	/s/ Frances Rathke
Name:	Frances Rathke
Title:	CFO

Keurig, Incorporated

By:	/s/ Frances Rathke
Name:	Frances Rathke
Title:	CFO

Caribou Coffee Company, Inc.

By:	/s/ Tim Hennessy
Name:	Tim Hennessy
Title:	CFO

LEGAL FORM – APPROVED AS TO /s/ DL